EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-22445 of Find/SVP, Inc. on Form S-8 (pertaining to the Find/SVP, Inc. 1996 Stock Option Plan); in Post-Effective Amendment No. 1 to the Registration Statement No. 333-68315 on Form S-8 (pertaining to the Find/SVP, Inc. 1996 Stock Option Plan); in Registration Statement No. 333-111081 on Form S-8 (pertaining to the Find/SVP, Inc. 2003 Stock Option Plan); in Registration Statement No. 333-43940 (pertaining to the Find/SVP, Inc. 1996 Stock Option Plan) on Form S-8; and in Amendment No. 2 to the Registration Statement No. 333-116019 on Form S-2 of our reports dated March 25, 2004 (November 10, 2004 as to Notes 17 and 18) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the Company’s change in method of accounting for goodwill to conform to Statement of Financial Accounting Standard No. 142 “Goodwill and other Intangible Assets,” and (ii) the restatement of financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003) , appearing in this Annual Report on Form 10-K/A of Find/SVP, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

New York, New York
November 10, 2004